EXHIBIT 99.1

18191 Von Karman Avenue Suite 300 Irvine, CA 92612 (949) 270-9200

June 4, 2020

Dear Fellow Stockholder:

As you know, for the past three months the United States has been gripped in a battle against the novel coronavirus, or COVID-19. Governments, businesses and individuals have all taken drastic steps to limit the virus’ spread with the goal of minimizing the outbreak and protecting our healthcare infrastructure. While these efforts have thankfully been successful in “flattening the curve” and saving lives, these achievements have come at a cost. The healthcare crisis has avalanched into an economic crisis — the United States has lost over 40 million jobs in the past three months and economic activity over the same period has dropped more precipitously than at any time in our nation’s history.1
The need-based stability of healthcare real estate is historically very recession resistant. However, the COVID-19 pandemic is first and foremost a healthcare crisis that has hit the healthcare sector directly. Government stay-at-home orders, limitations on elective surgeries and stringent regulations aimed at limiting the spread of the virus in long-term care settings have all impacted the sector significantly. Broadly, the impact on clinical healthcare real estate has been threefold: (1) occupancies of senior housing and skilled nursing facilities have declined, in some cases significantly, (2) costs of caring for residents and patients has increased dramatically and (3) many medical office building tenants have been prevented from seeing patients and operating their businesses in much of the United States.
These trends have already affected our portfolio in a variety of ways. The skilled nursing (also known as nursing home) segment of our portfolio has been negatively affected. As you likely have seen in the news, skilled nursing facilities have suffered some of the most severe virus outbreaks in the country and account for a disproportionate percentage of overall fatalities. For the skilled nursing operators and tenants in our portfolio, this threat has caused a significant disruption to normal operations and increases in operating expenses. At the same time, occupancies have plummeted due to the temporary elimination of elective procedures at hospitals that traditionally discharge patients to skilled nursing facilities for recovery before returning home. Overall, occupancy in our skilled nursing facilities has dropped 16.2% in three months while labor costs, the single largest expense line item in skilled nursing facilities, and the costs of personal protective equipment, or PPE, have both increased approximately 30% during the pandemic.2 These effects are meaningful for our joint-venture investment in Trilogy Investors, LLC, which represents 50.4%3 of our total investments and operates over 7,600 skilled nursing beds across its portfolio of 118 integrated senior health campuses.
Our senior housing portfolio has also faced unprecedented challenges. Senior housing campuses have been on “lockdown” as a result of state regulations restricting new admissions and visitations to facilities. Prospective residents of senior housing facilities have been required or have chosen to delay moving into communities until sometime in the future when the threat posed by the virus has lessened, which has resulted in lower occupancies at our campuses. The occupancy of our senior housing facilities has decreased by 5.5% in three months, while labor and PPE costs have risen similarly to skilled nursing facilities.2
Our medical office buildings are also not immune to the effects of the COVID-19 pandemic. Most state governments either requested or mandated that outpatient medical clinicians postpone all routine and non-essential visits, and suggested the implementation of telehealth, virtual or remote monitoring of patients. In-person medical treatment was limited to urgent treatments that could not be delayed. In that regard, in excess of 50% of our tenants in medical office buildings were either shut down entirely, or had significantly reduced operating hours, creating unprecedented revenue pressure on tenants. While many of our medical office building tenants are re-opening in markets where stay-at-home orders have been removed or relaxed, it is not yet clear at what rate the patient levels will return to pre-COVID-19 levels.
These impacts have been significant, are evolving rapidly and may continue into the future. At this time, we cannot predict the lasting impacts the virus may have on the healthcare economy or our portfolio. As we previously communicated to you, in late March we took meaningful measures to prepare for the potential effects of the COVID-19 pandemic, including steps to preserve capital and strengthen our balance sheet. These steps included eliminating all unnecessary capital expenditures, reducing our distribution rate and adopting limitations on our Share Repurchase Plan. Although these steps were difficult, in hindsight they have proven prudent given the temporary but significant impacts that have unfolded. As we continue to face unprecedented uncertainty, we believe the current climate dictates prudence and have adopted further defensive measures in order to deal with the realities of today and manage the risks ahead.

www.HealthcareREIT3.com

Accordingly, the board of directors of Griffin-American Healthcare REIT III, or board, has decided to prioritize the preservation of capital by suspending the company’s monthly investor distribution payments completely after the payment of the May 2020 distribution paid on June 1, 2020. The board is also suspending the company’s Distribution Reinvestment Plan and Share Repurchase Plan with respect to all repurchase requests.4
The board and management team are very sensitive to cuts to the distributions and understand the importance of distributions to shareholders. While we are optimistic that continued progress against the virus will result in improved operating results for our tenants and operators in the future, we believe the current environment requires us to act with prudence and caution.
In conjunction with these actions, our advisor, which is owned by American Healthcare Investors, LLC and Griffin Capital Company, LLC, or collectively, the company’s co-sponsors, has agreed to defer 50% of the asset management fee for a period of six months, effective June 1, 2020.4 This deferral will further enhance our capital position in the coming months.
We feel it is also relevant to note that the interests of the company’s co-sponsors and the stockholders that we have been established to serve are strongly aligned. As previously reported, executives and employees of the company’s co-sponsors have invested approximately $11 million in common stock of the company. In fact, pursuant to Executive Stock Purchase Plans, the three founders of the company irrevocably committed to investing 100% of their base salary and annual bonuses directly into common stock of the company for the entirety of its initial offering period. As a result, such insiders are also being deeply affected by the decision to temporarily suspend distributions (approximately $187,000 in distributions quarterly5).
Our company has low debt levels and owns a diverse portfolio of high-quality assets. We are optimistic regarding the long-term prospects for our portfolio and the healthcare real estate market broadly. While this is a highly uncertain time, we have confidence that we will weather this unique challenge and return to a time when we can reinstate distributions.
Although the current actions are impacting us all, we believe that they will ultimately enhance the company’s strength and long-term value.

Your continued support and confidence is deeply appreciated.

Sincerely,

Jeff Hanson	Danny Prosky
Chairman and Chief Executive Officer	President and Chief Operating Officer

[1]
Romm, Tony. “Americans have filed more than 40 million jobless claims in past 10 weeks, as another 2.1 million filed for benefits last week.” The Washington Post. May 28, 2020. https://www.washingtonpost.com/business/2020/05/28/unemployment-claims-coronavirus/.

[2]	Based on information currently available to management as of May 29, 2020, including estimates and assumptions, and may vary from actual financial results as of and for the periods noted above.

[3]	Based on aggregate contract purchase price of owned and/or operated real estate and a real estate-related investment as of March 31, 2020.

[4]	Please refer to our Current Report on Form 8-K filed with the United States Securities and Exchange Commission, or SEC, on June 4, 2020 for additional information.

[5]
Estimated distributions based on the annualized distribution rate of $0.60 per share paid by the company from May 14, 2014 to March 31, 2020 and the number of shares invested by executives and employees of the company’s co-sponsors as of March 31, 2020; distributions were declared at an annualized distribution rate of $0.30 per share for the period from April 1, 2020 to May 31, 2020.

This letter contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements include, but are not limited to, statements with respect to the impact of the COVID-19 pandemic, including its effects on the healthcare real estate industry and healthcare economy, our healthcare portfolio, its severity or duration; the measures we have taken to preserve capital and strengthen our balance sheet; and the long-term prospects of our company. We intend for all forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable by law. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to changes in general economic and real estate conditions, including changes as a result of the COVID-19 pandemic; our strength and financial condition and uncertainties relating to the financial strength of our current and future real estate investments and their tenants; uncertainties relating to the local economies where our real estate investments are located; uncertainties regarding changes in the healthcare industry; uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in our company’s periodic reports, as filed with the SEC. Forward-looking statements in this document speak only as of the date on which such statements were made, and undue reliance should not be placed on such statements. We undertake no obligation to update any such statements that may become untrue because of subsequent events.